Exhibit 10.1

AMENDMENT

TO THE

ALLEGHANY CORPORATION RETIREMENT PLAN

(As Amended and Restated as of December 31, 2015)

WHEREAS, Alleghany Corporation, a Delaware corporation (“Alleghany”), currently sponsors and maintains the Alleghany Corporation Retirement Plan (the “Plan”) primarily for the purpose of providing nonqualified deferred compensation retirement benefits for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and which is intended to satisfy the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder; and

WHEREAS, future benefit accruals under the Plan ceased for all Plan participants effective for all periods beginning after December 31, 2013, such that no further compensation or service has been taken into account following such date so as to increase a participant’s benefit under the Plan, other than for vesting and early retirement purposes in accordance with the terms of the Plan; and

WHEREAS, Article IX of the Plan provides that the Plan may be amended and terminated, in whole or in part, at any time as to any or all of its provisions by, or pursuant to an authorization contained in, a resolution adopted by the Board; provided, however, that the amendment and termination of the Plan may not reduce the accrued benefit of any Plan participant (calculated as if the Plan then terminated); and

WHEREAS, Article IX of the Plan further provides that upon termination of the Plan benefits may be paid directly by Alleghany by distribution of not less than the actuarial equivalent of the accrued retirement benefits of each Plan participant in cash in one lump sum payment so long as no payment shall be made in a form or at a time which shall violate Section 409A of the Code and regulations thereunder; and

WHEREAS, the Board of Directors of Alleghany has resolved to terminate the Plan, effective as of December 24, 2019, and has authorized such further actions to be taken as may be necessary or proper to give effect to or implement, or as may otherwise be desirable in connection with or in furtherance of, the irrevocable termination and liquidation of the Plan in a manner that satisfies the applicable requirements of Section 409A of the Code and regulations thereunder; and

WHEREAS, Alleghany now desires to amend the Plan as provided hereafter.

NOW, THEREFORE, effective as of December 24, 2019, the Plan be, and it hereby is, amended as follows:

1.         The following paragraph shall be inserted immediately preceding Article I of the Plan to read as follows:

Notwithstanding any provision of the Plan to the contrary, effective as of December 24, 2019 (the “Termination Date”), the Plan shall be, and it hereby is, irrevocably terminated, as provided under Section 409A of the Code and regulations thereunder. In connection with the termination of the Plan, and in accordance with the applicable requirements of Treasury Regulation § 1.409A-3(j)(4)(ix)(C): (i) Alleghany shall cause each Participant’s benefit resulting from the termination of the Plan, as determined under Section 9.03 of the Plan, to be paid no earlier than 12 months, and no later than 24 months, from the date that Alleghany, by action of the Board, has taken all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; and (ii) Alleghany shall not adopt a new plan that would be aggregated with this Plan under Treasury Regulation § 1.409A-1(c) at any time within three years following the date that Alleghany, by action of the Board, has taken all necessary action to irrevocably terminate and liquidate this Plan.

2.      Article IX, Section 9.03, of the Plan is hereby amended by deleting such section in its entirety and substituting therefor the following:

9.03.  Payment of Benefits upon Termination.

(a)    Upon termination of the Plan, benefits shall be paid directly by Alleghany by distribution of the actuarial equivalent of the accrued retirement benefits of each Participant, in cash in one lump sum; provided, however, that no payment shall be made in a form or at a time which shall violate Section 409A of the Code. For this and all other purposes of the Plan, the accrued benefit of each Participant shall be determined as of the Termination Date and, notwithstanding any prior election as to the time and form of payment by any Participant, shall be valued (the “Termination Value”) as an actuarial equivalent single cash lump sum benefit as of the Termination Date (discount rate: based on the 30-year Treasury rate for November 2019 (2.28%); mortality table: RP-2014 White Collar with Scale MP-2016 (50/50 male/female blend)) of the retirement benefit under Section 4.01 of the Plan determined assuming: (i) each active Plan participant as of the Termination Date continues employment with Alleghany until the later of (a) the date he or she would satisfy the applicable requirements for a subsidized early retirement benefit under Section 4.04(a) of the Plan, or (b) the Termination Date; (ii) each terminated vested Plan participant as of the Termination Date receives a benefit that is based on an annuity that is payable at age 65; and (iii) each Plan participant who is in pay status as of the Termination Date receives a benefit that is based on the amount and form of annuity payments being made as of that date; provided, however, that such Termination Value shall be reduced as provided in subsection (b) below.

(b)    As of one or more dates (each a “Termination Payment Date”) that is at least 12 months after, but not more than 24 months after, the date Alleghany, by action of its Board has taken all necessary action to irrevocably terminate and liquidate the Plan, Alleghany shall pay the Termination Value to each eligible Participant; provided, however, that: (i) each Participant’s Termination Value amount shall be reduced by any required income and employment taxes attributable to such amount for periods from and after the Termination Date through the Termination Payment Date, and (ii) each retired Participant whose benefit payments have commenced prior to the Termination Date (and each Plan participant whose benefits commence after the Termination Date but before the Termination Payment Date as otherwise required by the Plan) shall continue to receive such benefit payments as if the action to terminate and liquidate the Plan had not occurred and payment of such retired Participant’s Termination Value shall be equitably adjusted to reflect the continuation of his or her retirement payments during the period from and after the Termination Date until payment of the adjusted Termination Value on the Termination Payment Date.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed on behalf of Alleghany as of the 17th day of December, 2019.

ALLEGHANY CORPORATION

By:	/s/ Weston M. Hicks
Name: Weston M. Hicks
Title: President and chief executive officer